Filed pursuant to Rule 433 | Registration Statement Nos. 333-162193 and 333-162193-01



# RBS Gold Trendpilot™ ETN (TBAR)

**RBS Exchange Traded Notes**

## RBS ETN Details

| | |
|---|---|
| Issuer | The Royal Bank of Scotland N.V. |
| Guarantor | RBS Holdings N.V. |
| Ticker | TBAR |
| Intraday Indicative Value Ticker | TBAR.IV |
| CUSIP | 78009L407 |
| ISIN | US78009L4077 |
| Primary Exchange | NYSE Arca |
| Maturity | 2/15/2041 |
| Index | RBS Gold Trendpilot™ Index (USD) (Bloomberg symbol: "TPGLDUT <Index>"), which tracks the price of gold bullion or the Cash Rate depending on the relative performance of the price of gold bullion on a simple historical moving average basis |
| Price of gold bullion | London Gold PM Fixing Price in USD published by the London Bullion Market Association (Bloomberg symbol: "GOLDLNPM <Index>") |
| Cash Rate | Yield on a hypothetical notional investment in 3-month U.S. Treasury bills (Bloomberg page: "USB3MTA <Index>") |
| Annual Investor Fee (accrued on a daily basis) | When the Index is tracking the price of gold bullion: 1.00% per annum<br>When the Index is tracking the Cash Rate: 0.50% per annum |
| Repurchase at your option | You may offer your RBS ETNs to RBS NV for repurchase on any business day on or prior to 2/7/2041, provided that you offer a minimum of 20,000 RBS ETNs for any single repurchase and follow the procedures described in the pricing supplement |
| Early redemption at our option | We may redeem all of the RBS ETNs at our discretion at any time on or prior to 2/13/2041 |
| Daily Redemption Value | Upon early repurchase or redemption or at maturity, you will receive a cash payment equal to the daily redemption value per RBS ETN. The daily redemption value on the relevant valuation date will be published on www.rbs.com/etnUS/TBAR* |

* Information contained on our website is not incorporated by reference in, and should not be considered a part of, this document.

The RBS Gold Trendpilot™ Exchange Traded Notes (RBS ETNs) are unsecured and unsubordinated obligations of The Royal Bank of Scotland N.V. (RBS NV), and are fully and unconditionally guaranteed by RBS Holdings N.V. (RBS Holdings).

RBS ETNs track the RBS Gold Trendpilot™ Index (USD) (the "Index"). The Index utilizes a systematic trend-following strategy to provide exposure to either the price of gold bullion or the yield on a hypothetical notional investment in 3-month U.S. Treasury bills (the "Cash Rate"). The Index is designed to provide exposure to the price of gold bullion in positive trending markets and exposure to the Cash Rate in negative trending markets using an objective and transparent methodology.

### RBS GOLD TRENDPILOT™ INDEX METHODOLOGY

If the price of gold bullion is **at or above** its historical 200-business day simple moving average for five consecutive business days → **A positive trend is established:** The Index will track the price of gold bullion

If the price of gold bullion is **below** its historical 200-business day simple moving average for five consecutive business days → **A negative trend is established:** The Index will track the Cash Rate

If neither of the above two conditions is satisfied, the trend of the Index will be the same as the trend of the Index on the immediately preceding business day. The Index will implement any trend reversal on the second business day immediately following the business day on which the Index trend switches from positive to negative or from negative to positive, as the case may be.

### INDEX COMPARISON (10/20/75–12/31/10)


RBS Gold Trendpilot™ Index
Price of Gold Bullion
Price of Gold Bullion - 200 Day Moving Average
Closing Levels
4,000
3,500
3,000
2,500
2,000
1,500
1,000
500
0
'75 '76 '77 '78 '79 '80 '81 '82 '83 '84 '85 '86 '87 '88 '89 '90 '91 '92 '93 '94 '95 '96 '97 '98 '99 '00 '01 '02 '03 '04 '05 '06 '07 '08 '09 '10

Source: Bloomberg. **The Index was only created on 1/24/2011. All Index data prior to 1/24/2011 are based on retrospective calculations.** The graph above illustrates the retrospectively calculated performance of the Index from 10/20/1975 to 12/31/10 in comparison with historical levels of the price of gold bullion and the historical 200-business day simple moving average of the price of gold bullion over the same periods. **Please be aware that the Index did not exist and an investment in the Index was not possible during the time periods presented above. Further, we may redeem the RBS ETNs at any time at our option. If we do so, you may not be able to own any investment in the RBS ETNs or the Index over any minimum time period.**

www.rbs.com/etnUS | TOLL FREE: 855-RBS-ETPS

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## INDEX PERFORMANCE (RETROSPECTIVELY CALCULATED FOR ALL TIME PERIODS):

**You should be aware that because the Index was only created on January 24, 2011, no actual Index information existed before then. All Index information presented below was retrospectively calculated as if the Index had been in existence during those periods. All prices of gold bullion are based on historical performance. The retrospectively calculated and historical index performance should not be taken as any indication of future performance of the Index or the RBS ETNs. The performance information below also does not include the RBS ETN investor fee or any transaction costs or expenses.**

### COMPARISON OF ANNUAL RETURNS



Price of Gold Bullion
RBS Gold Trendpilot™ Index
40%
30%
20%
10%
0%
-10%
-20%
-30%
-40%
'80 '81 '82 '83 '84 '85 '86 '87 '88 '89 '90 '91 '92 '93 '94 '95 '96 '97 '98 '99 '00 '01 '02 '03 '04 '05 '06 '07 '08 '09 '10

Source: Bloomberg. The graph above illustrates the retrospectively calculated annual return of the Index and the historical annual return of the price of gold bullion for each calendar year from 1980-2010.

### RISK TO RETURN (12/31/00-12/31/10)



Average Annual Return
20%
18%
16%
14%
12%
10%
8%
6%
4%
2%
0%
Price of Gold Bullion
RBS Gold Trendpilot™ Index
15%
16%
17%
18%
19%
Average Annualized Volatility

Source: Bloomberg. *Average Annual Return* in the graph above is derived by taking the sum of the annual return over ten 12-month periods (from Dec. to Dec. year-to-year, from 12/31/00-12/31/10), divided by ten. *Average Annualized Volatility* refers to the sum of the annualized volatility over ten 12-month periods (from Dec. to Dec. year-to-year, from 12/31/00-12/31/10), divided by ten.

### COMPARISON OF CUMULATIVE 10-YEAR ANNUALIZED RETURNS



Price of Gold Bullion
RBS Gold Trendpilot™ Index
25%
20%
15%
10%
5%
0%
-5%
'85 '86 '87 '88 '89 '90 '91 '92 '93 '94 '95 '96 '97 '98 '99 '00 '01 '02 '03 '04 '05 '06 '07 '08 '09 '10

Source: Bloomberg. *Cumulative 10-Year Annualized Returns* in the graph above illustrates the geometric average annualized return of the Index and the price of gold bullion, as applicable, based on the cumulative return of the Index and the prices of gold bullion over ten-year periods (from 12/31 of the tenth year prior and ending on 12/31 of the year presented), assuming annual compounding. Geometric average annualized return in this case means the constant rate of return applied to each year within the relevant 10-year period, compounded annually, resulting in the cumulative return of the Index and the prices of gold bullion, as applicable, over the relevant 10-year period. **Please be aware that the Index did not exist and an investment in the Index was not possible during the time periods presented above. Further, we may redeem the RBS ETNs at any time at our option. If we do so, you may not be able to own any investment in the RBS ETNs or the Index over any minimum time period.**

### RETURNS (AS OF 12/31/10)

| | 1-YEAR RETURN % | 3-YEAR RETURN % ANNUALIZED | 5-YEAR RETURN % ANNUALIZED | 10-YEAR RETURN % ANNUALIZED |
|---|---|---|---|---|
| RBS Gold Trendpilot™ Index | 29.24 | 15.73 | 18.31 | 12.87 |
| Price of Gold Bullion | 29.24 | 19.01 | 22.33 | 17.74 |

### STANDARD DEVIATION* AND MAXIMUM DRAWDOWN** (AS OF 12/31/10)

| | 5 YEAR MAXIMUM DRAWDOWN % | 5 YEAR STANDARD DEVIATION ANNUALIZED % |
|---|---|---|
| RBS Gold Trendpilot™ Index | -21.79 | 16.43 |
| Price of Gold Bullion | -29.54 | 19.37 |

Source: Bloomberg

**Standard Deviation* is a measure of the volatility of an asset, and illustrates the extent of variation (whether higher or lower) that exists from the average of a given set of results. A low standard deviation indicates that the results tend to be very close to the average result (a low degree of volatility). In contrast, a high standard deviation indicates that the results are spread out over a large range of outcomes (a high degree of volatility).

***Maximum drawdown* measures the decrease in the value of an asset from its historical highest value in a given period to its lowest value in that period. Maximum drawdown expresses that decrease as a percentage.

**CERTAIN RISK CONSIDERATIONS:** The RBS ETNs involve risks not associated with an investment in conventional debt securities, including a possible loss of some or all of your investment. The level of the Index must increase by an amount sufficient to offset the aggregate investor fee applicable to the RBS ETNs in order for you to receive at least the principal amount of your investment back at maturity or upon early repurchase or redemption. The Index may underperform the price of gold bullion, and is expected to perform poorly in volatile markets. Liquidity of the market for RBS ETNs may vary over time. The RBS ETNs do not pay interest. Any payment on the RBS ETNs is subject to ability of RBS NV, as the issuer, and RBS Holdings, as the guarantor, to pay their respective obligations when they become due. You should carefully consider whether the RBS ETNs are suited to your particular circumstances before you decide to purchase them. We urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the RBS ETNs.

**The RBS ETNs are not suitable for all investors. You should carefully read the relevant pricing supplement and prospectus, including the more detailed explanation of the risks involved in any investment in the RBS ETNs as described in the "Risk Factors" section of the pricing supplement, before investing.**

**IMPORTANT INFORMATION:** The Royal Bank of Scotland N.V. (RBS NV) and RBS Holdings N.V. (RBS Holdings) have filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering of RBS ETNs to which this communication relates. Before you invest in any RBS ETNs, you should read the prospectus in that registration statement and other documents that have been filed with the SEC for more complete information about RBS NV and RBS Holdings, and the offering. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively, RBS NV, RBS Holdings, RBS Securities Inc. (RBSSI) or any dealer participating in the relevant offering will arrange to send you the prospectus and the pricing supplement at no charge if you request it by calling 1-855-RBS-ETPS (toll-free).

RBS US Gold Trendpilot™ Index (USD) (Index) is the property of The Royal Bank of Scotland plc, which has contracted with Standard & Poor's Financial Services LLC (S&P) to maintain and calculate the Index.

S&P shall have no liability for any errors or omissions in calculating the Index. "Standard & Poor's®" and "S&P®" are registered trademarks of S&P. "Calculated by S&P Custom Indices" and its related stylized mark are service marks of S&P and have been licensed for use by RBSSI and its affiliates. The RBS ETNs are not sponsored, endorsed, sold or promoted by S&P or its affiliates, and neither S&P nor its affiliates make any representation regarding the advisability of investing in the RBS ETNs.

Copyright© 2011 RBS Securities Inc. All rights reserved. RBS Securities Inc., a U.S. registered broker-dealer, member of FINRA and SIPC, is an indirect wholly-owned subsidiary of The Royal Bank of Scotland plc and an affiliate of RBS NV.

CALCULATED BY S&P CUSTOM INDICES

TBAR LISTED NYSE ARCA

Dated February 18, 2011

www.rbs.com/etnUS | TOLL FREE: 855-RBS-ETPS

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